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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:   James M. Modak
                Chief Financial Officer
                Logility
                404-264-5990

                   LOGILITY ANNOUNCES STOCK REPURCHASE PLAN

     ATLANTA (November 19, 1998) - Logility, Inc.'s (NASDAQ:LGTY) board of directors approved a resolution authorizing the Company to repurchase up to 800,000 shares of the Company's common stock. This repurchase will be through open market purchases at prevailing market prices. The timing of any repurchases will depend on market conditions, the market price of Logility's common stock and management's assessment of the Company's liquidity and cash flow needs.
This repurchase plan is in addition to a previous plan to repurchase 350,000 shares which was completed in July.

     "This additional repurchase plan reflects management's continued confidence in the future of Logility and its Value Chain Management products as well as our belief that Logility is undervalued and selling at discounted prices," said J. Michael Edenfield, President and Chief Executive Officer.

ABOUT LOGILITY

     Headquartered in Atlanta, Logility Inc. develops, markets, installs and supports state-of-the-art software applications that optimize operations throughout the value chain. Backed by a global sales and support organization and key industry alliances, Logility Value Chain Solutions deliver advanced collaborative planning and synchronization between demand opportunities, supply constraints and logistics operations. Logility is proud to serve such customers as Eastman Chemical Company, Heineken USA, Newell, Pharmacia & Upjohn, Reynolds Metals, Sony Electronics, Timex and VF Corp. Logility is a certified Microsoft Solutions Provider and a member of the Microsoft Value Chain Initiative.

FORWARD LOOKING STATEMENTS

     It should be noted that this press release contains forward-looking statements, that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and other changes in the market for the Company's products and services, the timely availability and market acceptance of these products and services, the effect of competitive products and pricing, and the irregular pattern of revenues, as well as a number of other risk factors which could effect the future performance of the Company.

     For more information, contact: Logility, Inc.; 470 E. Paces Ferry Rd., Atlanta, GA 30305. (800) 762-5207. FAX: (404) 238-8450. Home page:
http://www.logility.com.